EXHIBIT 10.5

LEASE

The date of this Lease is March 14, 2001, Monjour Properties LLC is the Landlord and BioForm Inc. is the Tenant.

1. Term. A. Landlord Leases to Tenant the property identified as units #10 & #11 and highlighted on the site plan attached hereto as Exhibit A which is incorporated herein by reference (“Demised Premises”) of the Blackhawk Corporate Centre, 4133 Courtney Road, Franksville, WI 53126 (“Building”) for a term of approximately six (6) years commencing on January 1, 2001 and ending December 31, 2006 (“Initial Term”). Included in this demise, Landlord grants Tenant all of Landlord’s rights with respect to the common areas of and serving the Building including, without limitation, walkways, parking, driveways, sidewalks and landscaping areas and access from publicly dedicated roads.

B. Tenant shall have the option to extend the term of this Lease for two (2) additional five (5) year periods, commencing upon the expiration of the Initial Term and the succeeding extension term, (respectively the “First Extension Term” and the “Second Extension Term”). The option shall be exercised only by Tenant giving Landlord written notice thereof which is received by Landlord not less than two (2) months prior to the expiration of the then current term. In the event that the term of this Lease is in fact extended pursuant to the foregoing, any such extension shall be upon all the same terms and provisions contained in this Lease, except that rent shall be paid in accordance with the provisions of Paragraph 2(C) below.

2. Payment. A. Tenant shall pay to Landlord the sum of $4,000.00 per month on the first day of each month commencing February 1, 2001, through December, 2001.

B. Tenant shall pay to Landlord the sum of $4,400.00 per month on the first day of each month commencing January 1, 2002, for the next five years, through December 2006.

C. From the commencement of the First Extension Term until the completion of the First Extension Term, Tenant shall pay to Landlord monthly base rent in the amount of (i) $4,400 plus (ii) the product of $4,400 and the percentage increase in the C.P.I. as set forth in the next sentence (“First Extension Term Rent”). For the purpose of the preceding sentence, the percentage increase in the C.P.I. shall be determined by dividing the C.P.I. measured on January 1, 2007 (or on the date closest to January 1, 2007 for which the C.P.I. is available) by the C.P.I. measured on January 1, 2002 (or the date closest to January 1, 2002 for which the C.P.I. is available) multiplying that quotient by 100 and subtracting 100 from the product.

D. From the Commencement of the Second Extension Term until the completion of the Second Extension Term, Tenant shall pay to Landlord monthly base rent in the amount of (i) the First Extension Term Rent plus (ii) the product of the First Extension Term Rent and the percentage increase in the C.P.I. as set forth in the next sentence (“Second Extension Term Rent”). For the purpose of the preceding sentence, the percentage increase in the C.P.I. shall be determined by dividing the C.P.I. measured on January 1, 2012 (or on the date closest to January 1, 2012 for which the C.P.I. is available) by the C.P.I. measured on January 1, 2007 (or the date closest to January 1, 2007 for which the C.P.I. is available) multiplying that quotient by 100 and subtracting 100 from the product.

E. For purposes of this paragraph “C.P.I.” means the Consumer Price Index, All Cities Average for all Urban Consumers for All Items (1993-95=100), published by the Bureau of Labor Statistics of the United States Department of Labor.

F. Landlord represents and warrants to Tenant that the Demised Premises are a separate legal parcel and a separate tax parcel. As and for additional rent, Tenant shall pay all real estate taxes due per annum which are assessed against the Demised Premises. Real estate taxes for any partial year of the Lease term shall be prorated based upon the number of days the Demised Premises is occupied by Tenant for the year in question. Payment for such incomplete year shall be made by Landlord prior to occupancy. Notwithstanding anything to the contrary herein, in the event any real estate taxes are payable or may, at the option of the taxpayer, be paid in installments, they shall deemed to be paid in installments, and Tenant’s obligation to pay shall be limited to only those installments (and any accrued interest on the unpaid balance thereof) which respectfully become due during the term of this Lease. Tenant shall have no obligation for installments due prior to the commencement of the terms of the Lease or any installments due after the termination thereof. Tenant shall have the right to contest and review by legal proceedings instituted and conducted by Tenant at Tenant’s own expense, the amount or validity, in whole or in part of any real estate taxes imposed upon or against the Demised Premises and Landlord shall reasonably cooperate, at the request of Tenant, including the execution of all documents necessary in connection with such contest or review, with Tenant’s contest. In the event any refund or rebate of taxes with respect to the Demised Premises is made, such refund or rebate shall be the property of Tenant.

3. Condition of Premises. Tenant has inspected the Demised Premises. No promise of Landlord to alter, remodel, decorate, clean or otherwise improve the office space, building or site and no representation respecting the condition of the Demised Premises has been made by Landlord to Tenant.

4. Personal Property Taxes. Tenant agrees to pay before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures, or the personal property located in the Demised Premises.

5. Repairs to Demised Premises. Tenant shall, during the term of this Lease, keep the interior of the Demised Premises in good repair and in good condition, ordinary wear and tear excepted and will replace all broken doors and broken glass, including plate glass, with glass of the same size and quality.

Tenant agrees to keep the Demised Premises free of dirt and rubbish and will provide for the prompt removal thereof.

If Tenant does not make the necessary repairs nor perform the necessary maintenance, then Landlord may, upon fifteen (15) days written notice to Tenant, make such repairs and perform such maintenance and charge the reasonable cost thereof to Tenant. Such cost shall be added to and become a part of Tenant’s monthly rent obligation following the completion of such repairs and Tenant shall pay same as required for the rent.

If any contractor’s or other lien is filed against the Demised Premises for work claimed to have been furnished to Tenant, Tenant shall either discharge such lien of record within thirty (30) days after Tenant learns of such lien, at Tenant’s expense, or shall post a surety bond or other security with Landlord in form and amount reasonably satisfactory to Landlord. Upon completing any alterations or additions, Tenant shall furnish Landlord with contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All alterations and additions shall comply with all insurance requirements and with all laws, ordinances and regulations of any governmental body or agency having jurisdiction. All alterations and additions shall be constructed in a good and workmanlike manner and new materials of good grades shall be used.

Landlord shall make or shall cause to be made all necessary repairs, maintenance and replacements to the roof, exterior and bearing walls, foundation and other exterior and structural elements of the Building and the Demised Premises, and other mechanical facilities serving the Demised Premises and to the parking areas, walkways, landscaping and other exterior areas serving the Building. Landlord’s responsibilities shall include but not be limited to snow and ice removal, grass cutting, filling potholes and repaying consistent with operation of the Premises and the Building as a first class facility. All such work shall be done in a prompt and diligent manner at Landlord’s expense. If Landlord fails to make such repairs or perform such maintenance in a prompt manner, Tenant may make the repairs and offset all charges and costs incurred against succeeding month’s rent.

6. Use of Demised Premises. Tenant may not utilize the Demised Premises for any purpose that will materially increase loss, property or casualty rates, or for a use more intense than provided in this agreement. Intended use is for the design and production, assembly, storage and shipping of medical products and devices of high sanitary requirements and related office and administrative use.

7. Hazardous Substances. A. Tenant shall not cause the release, discharge, spill or emission of any Hazardous Substances. All Hazardous Substances brought onto the Demised Premises shall be disposed of in strict accordance with all applicable governmental laws and regulations and with strict business practice. Tenant shall promptly notify Landlord if Tenant has actual knowledge of the presence of Hazardous Substances on the Demised Premises. Tenant shall defend, indemnify and hold Landlord harmless from claims, orders, penalties and all other liabilities including judgments, settlements, consulting fees, court costs and attorneys fees arising out of or relating to Hazardous Substances introduced into the Demised Premises by Tenant. “Hazardous Substance” shall have the meaning as that term is defined in chapter 144, Wisconsin Statutes, or any successor statute, from time to time amended.

B. Landlord represents and warrants to Tenant that, to the best of its knowledge and belief (i) any handling, transportation, storage, treatment or usage of Hazardous Substances that has heretofore occurred on the Demised Premises has been in compliance with all applicable federal, state and local laws, regulations and ordinances; (ii) no leak, spill, release, discharge, emission or disposal of any Hazardous Substances has occurred on the Demised Premises; (iii) the Demised Premises is free of any Hazardous Substances and will be free of any Hazardous Substances as of the date of the term of this Lease commences and (iv) there are no underground storage tanks located on or under the Demised Premises. Landlord agrees to indemnify, defend and hold Tenant harmless from claims, orders, penalties and all other liabilities including judgments, settlements, consulting fees, court costs and attorneys’ fees arising out of or relating to Hazardous Substances held, stored or used in the Demised Premises as of the date of this Lease or introduced into the Demised Premises by Landlord or any third party.

8. Landlord’s Consent for Alterations. A. Tenant shall not make any structural alterations, constructions or improvements in or to the Demised Premises or in any way change any locks, plumbing or wiring therein without first obtaining written consent from Landlord which consent shall not be unreasonably withheld. Prior to Landlord approving any temporary construction or improvement, Tenant must provide plans and specifications or other information which reasonably describes the improvements to Landlord detailing same. All costs and expenses related thereto shall be paid by Tenant. Landlord as a condition to said consent may reasonably require a surety performance and/or payment bond from Tenant for said actions.

B. In the event Tenant desires to paint, alter, equip and redecorate the interior of said Demised Premises, written consent must first be obtained from Landlord and all expenses related thereto shall be paid by Tenant. Review of any plans, specifications or information by Landlord for any non-structural alterations, constructions or improvements, including without limitation, Tenant’s trade fixtures is not required.

9. Conformity with Applicable Laws. With respect to Tenant’s use of the Demised Premises, Tenant shall fully comply with statutes, orders, regulations, ordinances and requirements of law now in effect of the Federal Government, the State of Wisconsin, and any other municipal or public authority with jurisdiction over the Demised Premises, including the Local Board of Fire Underwriters, the Fire and Health Departments and any other similar body. Any repairs or improvements arising out of Tenant’s use required to be made to the Demised Premises by said public authorities shall be at the sole cost of Tenant.

10. Utilities. Tenant will pay, in addition to the rent, all holding tank pumping charges, gas, electric, light and power bills, levied or charged against the Demised Premises which shall include all charges for heating and air conditioning the Demised Premises.

11. Landlord Access. Upon prior written notice to Tenant, Tenant shall allow Landlord and Landlord’s agents free access to the Demised Premises at reasonable times for the purpose of inspecting same, making such repairs which Landlord may reasonable see fit to make and which Tenant does not make and to exhibit the Demised Premises to prospective purchasers provided however, that Tenant’s use and enjoyment of the Demised Premises is not materially impaired.

Tenant will permit during the last six months of the Initial Term or, if Tenant exercises Tenant’s right to renew this lease for the additional term, the last six month of the Renewal Term the usual “For Rent” and/or “For Sale” signs to be placed upon the Demised Premises.

12. Assignments. Tenant may, so long as Tenant remains liable for the performance of Tenant’s obligations hereunder, without the prior written consent of Landlord, sublet the Demised Premises or any part thereof or assign this Lease or any interest under it.

13. Insurance. Tenant shall, at its own expense, obtain and carry at all times during the term of this Lease general liability insurance covering the Demised Premises with limits of at least $1,000,000.00 per occurrence bodily injury, personal injury and property damage liability. This policy will contain an additional insured endorsement naming the Landlord and provide a ten (10) day notice of cancellation or material modification to the Landlord. A certificate of insurance will be provided to the Landlord prior to occupancy, and then subsequent years, prior to the expiration date of the policy providing coverage. Landlord and Tenant hereby expressly waive any right of recovery each party may have against the other for loss to the Demised Premises or its contents due to fire or any peril included in the coverage of any applicable insurance policy required to be carried hereunder or in fact carried by either of the parties, however caused, including such losses as may be due to the negligence of Landlord or Tenant or their respective agents or employees.

14. Casualty Loss of Demised Premises. If the Demised Premises shall be destroyed or damaged by fire or other peril covered by a standard broad form property policy extended coverage endorsement, Landlord shall (unless this Lease shall be terminated as provided in this Lease) diligently proceed to repair or restore the Demised Premises to its condition as of the date hereof. If the Demised Premises or any part thereof shall be rendered untenantable by any destruction and damage, unless the same shall have been caused by the negligence of Tenant or its agents or employees, a just proportion of the rental based upon the number of square feet of area in the Demised Premises which are untenantable, shall be abated until the Demised Premises or such part thereof shall have been put in tenantable condition by the Landlord. In the event, however, that any destruction or damage to the Demised Premises is so extensive that the Landlord in its reasonable discretion, shall elect not to repair or restore the Demised Premises, as the case may be, Landlord may terminate this Lease, effective as of the date of the destruction or damage, by written notice to Tenant received within thirty (30) days of the occurrence thereof. In the event Landlord fails to provide such notice, Landlord shall be obligated to repair and restore the Demised Premises. Landlord shall notify Tenant of such election. Tenant may, within thirty (30) days after the date of destruction or damage, terminate this lease by written notice to Landlord.

15. Indemnity. A. Tenant covenants and agrees to protect and save Landlord harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any laws or ordinances with respect to the use (but not the condition) of the Demised Premises, either occasioned by Tenant or those holding under Tenant. Tenant further agrees to protect, indemnify and save Landlord harmless from and against any and all claims, and against any and all loss, costs, damage or expense, including without limitation, reasonable attorney’s fees, arising out of the use of the Demised Premises by Tenant and to perform all the requirements and provisions hereof. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any injury or damage from any cause whatsoever, including, without limiting the generality of the foregoing, those caused by snow, ice or water leakage of any character from the roof, walls, or other portion of the Demised Premises or the building, or caused by gas, fire, oil, electricity or other cause whatsoever in, on or about the Demised Premises, or caused by the acts or negligence of Tenant’s employees, agents, invitees or trespassers in or upon the Demised Premises unless such injury or damage is caused by Landlord’s or Landlord’s agents, employees or contractors negligence, willful misconduct or failure to perform Landlord’s obligations under this Lease.

B. Tenant agrees to protect and hold Landlord harmless and indemnified from and against any and all claims, demands, actions, suites, judgments, decrees, orders, liability, or expenses, including attorney fees and disbursements arising out of or on account of any damage or injuries, including wrongful death sustained claimed to have been sustained to any person or property in or upon the Demised Premises whatsoever or howsoever caused except as arising from Landlord’s or Landlord’s agents, employees or contractors negligence, willful misconduct or failure to perform Landlord’s obligations under this Lease. In case any action or proceeding is brought against Landlord by reason of the aforementioned cause, Tenant, upon receiving prompt written notice from Landlord, agrees to defend such action or proceeding.

16. Subordination to Mortgages. A. So long as Tenant is permitted to continue to occupy and enjoy the Demised Premises pursuant to the terms and conditions of this Lease, this Lease shall be subject and subordinate to the lien of any Mortgage which may heretofore have been or may hereafter be made a lien upon the Demised Premises. Although no instrument made by or act on the part of Tenant shall be necessary to effectuate such subordination, Tenant agrees nevertheless to execute and deliver such further instruments subordinating this Lease to the lien of any such Mortgage as may be desired by Landlord so long as such subordination provides that Tenant’s use and enjoyment of the Demised Premises shall not be disturbed so long as Tenant is not in default hereunder.

B. Tenant agrees, within twenty (20) days after request therefor by Landlord, to execute, in recordable form, and deliver to Landlord, a statement in writing, certifying (if such be the case) (a) that this Lease is in full force and effect, (b) the date of commencement of the term of this Lease, (c) that rent is paid currently without any offset or defense thereto, (d) the amount of rent, if any, paid in advance and (e) that to Tenant’s actual knowledge, there are no uncured defaults by Landlord, or if such defaults are claimed, stating the facts giving rise thereto.

17. Condemnation. If the whole of the Demised Premises, or such portion thereof, is condemned for any public use or purpose by any legally constituted authority as will make the Demised Premises unsuitable for the purposes herein leased, then in either of such events this Lease shall cease from the time when possession is taken by such public authority and rental shall be accounted for between Landlord and Tenant as of the date of the surrender of possession. Such termination shall be without prejudice to the rights of either Landlord or Tenant to recover compensation from the condemning authority for any loss or damage caused by such condemnation. Neither Landlord nor Tenant shall have any rights in or to any award made to the other by the condemning authority.

18. Termination. Upon the termination of this Lease, by expiration or otherwise, Tenant shall surrender the Demised Premises to Landlord in as good a condition and repair as when delivered by Landlord, ordinary wear and tear and damage by insured fire and other casualty only excepted. All alterations, additions, fixtures and improvements made to the Demised Premises by Tenant shall become Landlord’s property. All goods, effects, furniture, equipment and personal property including, without limitation, fulme hoods shall be removed by Tenant within seven (7) days of termination. Anything not removed by Tenant at the termination of this termination of this Lease shall he deemed abandoned and shall become the property of Landlord.

19. Illegal Holdover.

A. In the event that Tenant shall fail to surrender the Demised Premises upon the expiration of this Lease, Landlord, in addition to all other remedies available to it hereunder, shall have the right to receive, as liquidated damages, for all the time Tenant shall so retain possession of the Demised Premises or any part thereof, an amount equal to 120% of the rent specified above of this Lease, as applied to such period.

B. If Landlord gives written notice to Tenant of Landlord’s election, such holding over shall constitute an extension of this Lease for a period from month to month, subject to all the conditions, provisions and obligations of this Lease Agreement insofar as the same can be applicable to a month to month tenancy.

20. Quiet Environment. Landlord covenants that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions of this Lease on its part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises free from hindrance or molestation from Landlord or any party, subject, nevertheless, to the terms and conditions of this Lease.

21. Insolvency. The appointment of a receiver to take possession of all/or substantially all of the assets of Tenant, or an assignment by Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy or reorganization act, shall at Landlord’s option constitute a breach of this Lease by Tenant. Upon the happening of any such event or at any time thereafter, this Lease at the option of Landlord may be terminated upon reasonable written notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

22. Default.

A. If (a) default be made in the payment of the rental or any additional charge payable hereunder by Tenant, and such default shall continue for five (5) days after written notice thereof shall have been given to Tenant or (b) default be made in any of the other covenants or conditions herein contained on the part of Tenant and such default shall continue for thirty (30) days after written notice thereof shall have been given to Tenant (or Tenant within such time shall not have commenced to remedy the same and thereafter proceed to complete such steps as are required to remedy the same) then and in either of the above-described events, Tenant shall be in breach of this Lease and Landlord shall, subject to applicable law, have the rights and remedies herein referred to and/or provided. Landlord may re-enter the Demised Premises either peaceably, by force or otherwise and may expel all persons and remove all property therefrom, without becoming liable to prosecution therefor, and Landlord may either: (i) hold said Demised Premises for reletting or relet the Demised Premises as the agent of Tenant and receive the rental therefrom, applying the same first to the payment of such reasonable expenses as Landlord shall have incurred in re-entering and then to the payment off the rental accruing hereunder, the balance, if any, or the full rental hereunder if such Demised Premises are not during any period relet, to be paid by Tenant, who shall remain liable for any deficiency which shall be due and payable monthly on the first day of each month and be collectible by suit by Landlord monthly as the same falls due or for such other periods as Landlord shall from time to time elect, or (ii) Landlord may then, or at any time thereafter declare a forfeiture and termination of this Lease. If Landlord shall elect to declare a forfeiture and termination of this Lease thereupon all rights and obligations of Tenant and of its successors and assigns hereunder shall cease and be terminated, except for obligations incurred or accrued prior to surrender or possession to Landlord and within twenty (20) days after receipt by Tenant of notice of the election by Landlord to declare such forfeiture, and Tenant shall, by an instrument in writing in form for recording, cancel this Lease and the unexpired term thereof and surrender and deliver up to Landlord the entire Demised Premises together with all improvements and additions thereto, and, upon any default by Tenant in doing so, Landlord shall have the right forthwith to re-enter the Demised Premises, either peaceably, by force or otherwise to expel all persons and to remove any property therefrom it shall desire, without becoming liable to prosecution therefor, and to repossess itself of the Demised Premises and to again have and enjoy the same together with all improvements and additions thereto as fully and completely as if this Lease had never been made.

B. In the event of the termination of this Lease and by Landlord as aforesaid, Tenant waives any and all right to redeem said Demised Premises whether given by any statute now in effect or hereafter enacted.

C. If, by reason of the failure of Tenant to perform any of the covenants or provisions of this Lease, Landlord shall be compelled to pay or shall pay any sum of money or shall be compelled to do or shall do any act which required the payment of money, then the reasonable sum or sums so paid or required to be paid, together with interest and any penalties and costs, may be added to any installment of rental thereafter accruing and shall be collectible as additional rental in the same manner and with the same remedies as the rental herein reserved.

D. The rights and remedies of Landlord under this Lease shall be cumulative and the exercise of any one of them shall not be exclusive of any other right or remedy provided by this Lease or allowed by applicable law. The rights and remedies of Tenant under this Lease shall be cumulative and the exercise of any one of them shall not be exclusive of any other right or remedy provided by this Lease or allowed by applicable law. The rights and remedies of Tenant under this Lease shall be cumulative and the exercise of any one of them shall not be exclusive of any other right or remedy provided by this Lease or allowed by applicable law.

E. The waiver by Landlord of any breach of any covenant of this Lease shall be limited to the particular instance and shall not operate or be deemed to waive any future breach of the same or any other covenant on the same or any other occasion, nor operate as a waiver of Landlord’s right to enforce the payment of subsequent installments of rental or affect the enforcement of any of Landlord’s other rights under this Lease by such remedies as may be appropriate at law or equity. The waiver by Tenant of any breach of any covenant of this Lease shall be limited to the particular instance and shall not operate or be deemed to waive any future breach of the same or any other covenant on the same or any other occasion, nor operate as a waiver of Tenant’s right to enforce rights under this Lease by such remedies as may be appropriate at law or equity.

F. Acceptance of rent by Landlord after the expiration of the Lease does not of itself indicate an election by Landlord to hold Tenant to a month to month tenancy. Nor shall it constitute a waiver of any of the rights and remedies contained hereunder.

23. Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and sent by United States certified or registered mail, postage prepaid. Notices and demands to Tenant shall be addressed to it at the Demised Premises, 4135 Highway 45, Franksville, Wisconsin, or to such other place as Tenant may from time to time designate by written notice to Landlord. Notices and demands to Landlord shall be addressed to it at 4135 Highway 45, Franksville, Wisconsin, or to such other firm or to such other place as Landlord may from time to time designate by written notice to Landlord.

24. Relationship of the Parties. This Lease does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of Landlord and Tenant. No waiver of any default of Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. Each term and each provision of this Lease Agreement performable by Tenant shall be construed to be both a covenant and a condition. The marginal or topical headings of the several paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease Agreement.

In the event a dispute arising between the Landlord and Tenant so matters other than the collection of amounts die under this lease, the party not prevailing will pay all costs, expenditures and attorneys fees incurred.

26. Governing Laws. The laws of the State of Wisconsin shall govern the validity, performance and enforcement of this Lease.

27. Entire Agreement. This Lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

28. Singular Denotes Plural. The words “Landlord” and “Tenant” when used herein shall be taken to mean either the singular or the plural, as the case may be.

29. Successors. The provisions of this instrument shall extend and apply to the heirs, executors, administrators, legal representatives, successors and assigns of the respective parties.

30. Transfer by Landlord. Any sale, conveyance or other transfer by Landlord of its title to the Demised Premises shall automatically release Landlord from any future liability under this Lease and, in such event so long as Tenant is notified of such sale, conveyance or transfer and Landlord’s successor assumes the obligations of Landlord hereunder, Tenant agrees to only hold Landlord’s successor in interest responsible for performance of Landlord’s obligations under this Lease, which shall remain in full force and effect for the unexpired term following the transfer. As a condition of any sale or assignment by Landlord, Landlord shall require that its successors in the interest shall ratify all rights of Tenant under this Lease. Tenant shall attorn to any purchaser of Landlord’s interest in the Demised Premises provided that such purchaser, as successor in interest of Landlord, shall be personally obligated under this Lease only so long as it is the owner of Landlord’s interest in the Building.

31. Tenant Recovery. If Landlord fails to perform any of the obligations under this Lease and, as a consequence of such default, Tenant recovers a money judgment against Landlord, then such judgment shall only be satisfied out of the proceeds of sale received upon execution of such judgment and any levy thereon against the right, title and interest of Landlord in the Building and out of the rents or other income therefrom received by Landlord; and Landlord shall not be liable for any deficiency.

32. Option to Extend. If Landlord intends to enter into a lease with any party (“Party”) for Units 8 or 9 of the Building, Landlord shall give Tenant notice in writing of the Party’s final proposal, including the relevant economic terms (description of space, rental rates and term) of the Party’s proposal (“Notice”). Tenant shall have seven (7) business days from its receipt of the Notice in which Tenant may elect, in writing, to lease such space on the same economic terms described in the Notice (provided that all other terms shall be as stated in this Lease). If Tenant does not give written notice of its intent to lease the space within such seven (7) business day period, Landlord may lease the space described in the Notice. If the Party does not lease such space, then this right of first refusal shall continue to apply to all subsequent final proposals to lease Units 8 and 9. If a portion of Units 8 and 9 is subsequently leased, Tenant’s right of first refusal shall survive and apply to the balance of the remaining Units 8 and 9.

MONJOUR PROPERTIES, LLC Landlord		BIOFORM, INC., Tenant

/s/ David Eberle	4/18/01	/s/ N.C. Joseph Lai	3/14/01
President		N.C. Joseph Lai, President

MODIFICATION OF LEASE

This agreement entered into by Monjour Properties LLC (Landlord) and BioForm Inc. (Tenant).

WHEREAS, the parties entered into a Lease dated March 14, 2001 (copy attached as Exhibit A) regarding Units #10 and #11 of Blackhawk Corporate Center, 4133 Courtney Road, Franksville, Wisconsin 53126; and

WHEREAS, Paragraph 32 of such Lease provided Tenant with an option to extend such Lease to Units #8 or #9; and

WHEREAS, the Landlord and Tenant wish to modify such Lease.

NOW THEREFORE IT IS HEREBY AGREED:

1) As referenced in Paragraph 1, “Term”, the leased premises are Units #10 and #11 (Term: January 1, 2001 to December 31, 2006), and Unit #9 (Term: April 1, 2003 to December 31, 2006).

2) Paragraph 32, “Option to Extend”, is modified to give Tenant the Right of First Refusal regarding lease or purchase of Unit #8.

3) Unit #9 shall be leased at the rate of $1,800 per month in 2003 and 2004 based on leased area of 5,100 square feet.

4) Landlord agrees to clear Unit #9 of all prior tenant property, fully clean said Unit by high power washing and complete structural repair by March 31, 2003.

5) The Lease rate for Unit #9 for 2005 and 2006 shall be the prior year’s lease rate plus that year’s increase in the consumer price index.

6) Improvements to the Unit #9 leased area, such as addition of office space, interior painting, lighting, heating and air conditioning, etc., shall be at the expense of Tenant.

7) Real Estate taxes on Unit #9 shall be responsible of Tenant.

8) Building insurance and common area maintenance regarding Unit #9 shall be the responsibility of Landlord.

9) Additional parking space in front of Unit #9 and equivalent parking space facing Courtney Road shall be made available to Tenant beginning March 10, 2003.

10) Non-Tenant employee vehicles currently parked in the area of Unit #9 to be moved to a different location by April 1, 2003.

11) a) If Landlord intends to enter into a lease or direct purchase with any party for unit #8 of the building, Landlord shall give Tenant notice in writing of the party’s final proposal, including the relevant economic terms (description of space, rental rates and terms) of the party’s proposal. Tenant shall have seven (7) business days from its receipt of the notice in which it may elect, in writing, to lease or purchase such space on the same economic terms described in the notice (providing that all other lease terms will be as stated in the unit #9, #10 & #11 lease). If Tenant does not give written notice of its intent to lease or purchase the space within such seven (7) business day period, Landlord may lease or sell the space described in the notice. If party does not lease or purchase such space, then this right of first refusal shall continue to apply to all subsequent final proposals to lease or purchase Units #8. If a portion of unit #8 is subsequently leased, Tenant’s right of first refusal shall survive and apply to the remainder of unit #8.

b) The landlord may enter into a month-to-month rental agreement with a third party, with a three month notice to vacate unit #8 without giving notice to the Tenant. Tenant still retains the right of first refusal for all other agreements regarding unit #8. Tenant can give notice to Landlord to lease or purchase unit #8 at any time. Landlord would then give notice to third party tenant on a month-to-month basis to vacate unit #8 within three months.

12) Tenant has requested permission to make the following improvements to Units #9, #10, #11. All improvements shall have plans approved by Landlord detailing such modifications.

a) To remove and fill-in several overhead doors with either block wall and or windowed block walls. Additionally, several access doors may be replaced with windows and/or block.

b) Openings will be required between Tenant’s current space and the proposed lease space. This work is to be completed at the expense of Tenant.

c)(i) Wall opening space between units unit #8 and unit #9 will be filled in with a concrete block wall with an area for a door to be installed in the future, at the expense of the Landlord. The filled in space will include a door lintel and “end” blocks for the door opening.

(ii) If Tenant leases or purchases unit #8, the wall opening space between unit #8 and the General Facility Loading Dock will be filled in at the expense of Landlord. Such filled in space to have a lockable door of a style agreed upon by Landlord and Tenant and access the General Facility Loading Dock area.

d) Installing windows for any second story flooring and/or at the rear of the facility, at the expense of Tenant.

e) Adding an aesthetically pleasing business sign onto the buildings exterior wall surface, at the expense of Tenant. Intent is to have a business sign that is placed at a location that is fully visible from the road and is high enough to not be hidden by parked vehicles.

f) Interior painting for these conditions to be at expense of Tenant. Exterior painting (touch-up to match exterior color) to be at expense of Landlord.

13) Once unit is leased and during time of construction, Tenant to have access to 100 to 200 sq-ft of floor space in an adjacent unit, for temporary storage (approximately 3 months or less).

14) Due to the proposed lease of units that were in the vicinity of or enclosing a paint booth, an environmental assessment of the units being rented would be performed at the expense of Tenant. Any conditions needing correction and any liability of observations made would be the full responsibility of the prior tenant (Norco) and the Landlord.

Unless inconsistent with these modifications, in all respects the lease dated March 14, 2001 is hereby ratified and confirmed.

Dated at Racine, WI this 19th day of March, 2003

MONJOUR PROPERTIES, LLC		BIOFORM, INC.

By:	/s/ David Eberle	By:	/s/ Steven Basta
	David Eberle		Steven Basta

SECOND MODIFICATION OF LEASE

This agreement entered into by Monjour Properties LLC (Landlord) and BioForm Inc. (Tenant).

WHEREAS, the parties entered into a Lease dated March 14, 2001 (copy attached as Exhibit A) regarding Units #10 and #11 of Blackhawk Corporate Center, 4133 Courtney Road, Franksville, Wisconsin 53126; and

WHEREAS, Paragraph 32 of such Lease provided Tenant with an option to extend such Lease to Units #8 or #9; and

WHEREAS, the parties entered into a Modification of Lease as to Unit #9 dated March 19, 2003 (copy attached as Exhibit B); and

WHEREAS, the Landlord and Tenant wish to further modify such Lease as to Unit #8.

NOW THEREFORE IT IS HEREBY AGREED:

1) As referenced in Paragraph 1, “Term”, the leased premises are Units #10 and #11 (Term: January 1, 2001 to December 31, 2006), and Unit #9 (Term: April 1, 2003 to December 31, 2006, and Unit #8 (Term: January 1, 2004 to December 31, 2006).

a. This includes the option periods as described in Paragraph 1B, “Term” of the original lease Dated March 14, 2001 for both Units #8 and #9.

2) Unit #8 shall be leased at the rate of $ 1,800 per month in 2004 based on leased area of 5.000 square feet.

3) The Lease rate for Unit #8 for 2005 and 2006 shall be the prior year’s lease rate plus that prior year’s percentage increase in the consumer price index.

4) Tenant shall have the option to extend the term of this Lease for two (2) additional five (5) years periods, commencing upon the expiration of the initial term and succeeding term, (respectively the “First Extension Term” and the “Second Extension Term”). The option shall be exercised only by Tenant giving Landlord written notice thereof which is received by Landlord not less than two (2) months prior to the expiration of the then current term. In the event that the term of this Lease is in fact extended pursuant to the foregoing, any such extension shall be upon all the same terms and provisions contained in this Lease, except that rent shall be paid in accordance with provisions of Paragraph 5 of this document.

a. To clarify the original lease, Dated March 14, 2001 and the above paragraph, if both “options to extend” are exercised the end date of this lease is December 31, 2016.

5) Payment

a. For units #8 and #9 from the commencement of the First Extension Term until the completion of the First Extension Term, Tenant shall pay to Landlord monthly base rent for each Unit in the amount of $1,800 plus the product of $1,800 and the percentage increase in C.P.I. as set forth in the next sentence (“First Extension Term Rent”). For the purpose of the preceding sentence, the percentage increase in the C.P.I. shall be determined by dividing the C.P.I. measured on January 1, 2007 (or on the date closest to January 1, 2007 for which the C.P.I. is available) by the C.P.I. measured on January 1, 2004 (or the date closest to January 1, 2004 for which the C.P.I. is available) multiplying that quotient by 100 and subtracting 100 from the product.

b. For units #8 and #9 from the commencement of the Second Extension Term until the completion of the First Extension Term, Tenant shall pay to Landlord monthly base rent for each unit in the amount of the First Extension Term Rent plus the product of First Extension Term Rent and the percentage increase in C.P.I. as set forth in the next sentence (“First Extension Term Rent”). For the purpose of the preceding sentence, the percentage increase in the C.P.I. shall be determined by dividing the C.P.I. measured on January 1, 2012 (or on the date closest to January 1, 2012 for which the C.P.I. is available) by the C.P.I. measured on January 1, 2007 (or the date closest to January 1, 2007 for which the C.P.I. is available) multiplying that quotient by 100 and subtracting 100 from the product.

6) Improvements to the Unit #8 leased area, such as addition of office space, interior painting, lighting, heating, and air conditioning, etc., shall be at the expense of Tenant.

7) Real Estate taxes on Unit #8 shall be responsible of Tenant.

8) Building insurance and common area maintenance regarding Unit #8 shall be the responsibility of Landlord.

9) Landlord agrees to clear Unit #8 of all non-tenant property, fully clean said Unit by high power washing

10) a. The wall opening space between unit #8 and the General Facility Loading Dock will be filled in at the expense of Landlord. The Landlord will give the tenant a $28,521 allowance to build the dividing wall. The allowance will be made by deducting the cost of the dividing wall from the next rent payment(s) for Units 8, 9, 10 and 11 following substantial completion of the dividing wall. Such filled in space to have a lockable door of a style agreed upon by Landlord and Tenant and access the General Facility Loading Dock area.

b. Exterior painting (touch-up to match exterior color) to be at expense of Landlord.

11) The landlord acknowledges the tenant has limited quantities of hazardous chemicals, generally under ten gallons of any one chemical. These chemicals include but are not limited to oils, alcohol, paint thinner, paints, and cleaning agents.

a. The tenant agrees to notify the landlord of any chemical spills over 5 gallons.

12) Paragraph #8, Landlord’s Consent for Alterations of the original lease Dated March 14, 2001 is rewritten as follows:

Tenant shall not make any exterior or structural alteration in or to the Demised Property without first obtaining written consent from the Landlord. Tenant shall not make any non-structural tenant improvements exceeding $75,000 (seventy-five thousand dollars) for the project construction cost in or to the Demised Property without first obtaining written consent from the Landlord. Prior to Landlord approving the construction or improvement, Tenant must provide plans and specifications or other information which reasonably describes the improvements to the Landlord detailing same. The Landlord consent shall not be unreasonably withheld and will be done in a timely manner. All cost and expense related thereto shall be paid by Tenant.

13) In Paragraph 23, Notices, of the original lease Dated March 14, 2001 the Demised Premised Property address is change to “4133 Courtney Road, Franksville, Wisconsin.”

Unless inconsistent with these modifications, in all respects the lease dated March 14, 2001 is hereby ratified and confirmed.

Dated at Racine, WI this 30th day of December, 2003

MONJOUR PROPERTIES, LLC		BIOFORM, INC.

By:	/s/ David Eberle	By:	/s/ Gary Mistlin
	David Eberle		Gary Mistlin
CFO

THIRD MODIFICATION OF LEASE

This agreement is entered into by Monjour Properties LLC (Landlord) and BioForm Medical Inc. (Tenant).

WHEREAS, the parties entered into a Lease dated March 14, 2001 (copy attached as Exhibit A) regarding Units #10 and #11 of Blackhawk Corporate Center, 4133 Courtney Road, Franksville, Wisconsin 53126; and

WHEREAS, the parties entered into a Modification of Lease as to Unit #9 dated March 19, 2003 (copy attached as Exhibit B); and

WHEREAS, the parties entered into a Modification of Lease as to Unit #8 dated December 2003 (copy attached as Exhibit C); and

WHEREAS, the Landlord and Tenant wish to further modify such Lease as to include additional land to be converted into parking. This modification includes both an “Option to Lease” and terms of the Lease once it is executed.

NOW THEREFORE IT IS HEREBY AGREED:

1) As referenced in Paragraph 1, “Term’”, the leased premises are Units #10 and #11 (Term: January 1, 2001 to December 31, 2006), and Unit #9 (Term: April 1, 2003 to December 31, 2006, Unit #8 (Term: January 1, 2004 to December 31, 2006) and “land’” (Term: May 1, 2004 to December 31, 2006)

a. This Modification of Lease also incorporates the option periods as described in Paragraph 1B, “‘Term”“ of the original lease Dated March 14, 2001, with the addition of Units #8, #9 and the land.

2) Tenant shall have the option to extend the term of this “Option to Lease” or “Land Lease” for two (2) additional five (5) years periods, commencing upon the expiration of the initial term and succeeding term, (respectively the “First Extension Term” and the “Second Extension Term”). The option shall be exercised only by Tenant giving Landlord written notice thereof which is received by Landlord not less than two (2) months prior to the expiration of the then current term. In the event that the term of this Lease is in fact extended pursuant to the foregoing, any such extension shall be upon all the same terms and provisions contained in this Lease, except that rent shall be paid in accordance with provisions of Paragraph 7 of this document.

a. To clarify the original lease, dated March 14, 2001 and the above paragraph, using the two “options to extend” the last date of this “Option to Lease’” and “Land Lease’” is December 31, 2016.

3) As reference in this “‘Option to Lease” and the “Land Lease’”, the land refers to the property as described in Attachment 1 of this Third Modification of Lease agreement.

4) The “Option to Lease” would convert to a “Land Lease” and become effective once all permits are obtained by the tenant to build the parking area on the land. Upon converting the “Option to Lease’” to a “Land Lease” the “Option to Lease” becomes null and void.

5) Payment

a. The “Option to Lease” the land shall be at the rate of $200 per month from May 1, 2004 through the earliest of conversion to a “Land Lease” or December 31, 2006.

b. If the “Land Lease” become effective prior to December 31, 2006, the “Land Lease” rate shall be at the rate of $500 per month through December 31, 2006 (once all permits are obtained).

c. Assuming the “Land Lease’” has not become effective, for the “Option to Lease” the land, from the commencement of the First Extension Term, if the Extension Term is exercised, until the earlier of the conversion to a “Land Lease” or the completion of the First Extension Term, Tenant shall pay to Landlord a monthly base fee for the land in the amount of $200 plus the product of $200 and the percentage increase in C.P.I. as set forth in the next sentence (First Extension Term Fee”). For the purpose of the preceding sentence, the percentage increase in the C.P.I. shall be determined by dividing the C.P.I. measured on January 1, 2007 (or on the date closest to January 1, 2007 for which the C.P.I. is available) by the C.P.I. measured on January 1, 2004 (or the date closest to January 1, 2004 for which the C.P.I. is available) multiplying that quotient by 100 and subtracting 100 from the product.

d. Assuming the “Land Lease” has not become effective for the “Option to Lease” the land, from the commencement of the Second Extension Term, if exercised, until the earlier of the conversion to a “Land Lease” or the completion of the Second Extension Term, Tenant shall pay to Landlord monthly base fee for the land in the amount of the First Extension Term Fee plus the product of First Extension Term Fee and the percentage increase in C.P.I. as set forth in the next sentence (“Second Extension Term Fee”). For the purpose of the preceding sentence, the percentage increase in the C.P.I. shall be determined by dividing the C.P.I. measured on January 1, 2012 (or on the date closest to January 1, 2012 for which the C.P.I. is available) by the C.P.I. measured on January 1, 2007 (or the date closest to January 1, 2007 for which the C.P.I. is available) multiplying that quotient by 100 and subtracting 100 from the product.

e. After January 1, 2007 and upon the “Land Lease” becoming effective, if the First Extension Term as defined in the lease dated March 14, 2001 is exercised, until the completion of the First Extension Term, Tenant shall pay to Landlord monthly base rent for the land in the amount of $500 plus the product of $500 and the percentage increase in C.P.I. as set forth in the next sentence (First Extension Term Rent”). For the purpose of the preceding sentence, the percentage increase in the C.P.I. shall be determined by dividing the C.P.I. measured on January 1, 2007 (or on the date closest to January 1, 2007 for which the C.P.I. is available) by the C.P.I measured on January 1, 2004 (or the date closest to January 1, 2004 for which the C.P.I. is available) multiplying that quotient by 100 and subtracting 100 from the product.

f. After January 1, 2012 and upon the “Land Lease” becoming effective, if the Second Extension Term as defined in the lease dated March 14, 2001, is exercised, until the completion of the Second Extension Term, Tenant shall pay to Landlord monthly base rent for the land in the amount of the First Extension Term Rent plus the product of First Extension Term Rent and the percentage increase in C.P.I. as set forth in the next sentence (Second Extension Term Rent”). For the purpose of the preceding sentence, the percentage increase in the C.P.I. shall be determined by dividing the C.P.I. measured on January 1, 2012 (or on the date closest to January 1, 2012 for which the C.P.I. is available) by the C.P.I. measured on January 1, 2007 (or the date closest to January 1, 2007 for which the C.P.I. is available) multiplying that quotient by 100 and subtracting 100 from the product.

g. The parties are also contemplating executing an “Option to Purchase” (a separate document) the property (Units 8, 9.10 and 11). Should BioForm Medical choose to execute the Option to Purchase, then the above lease rates shall be reduced by $200. This $200 amount will be adjusted according to changes in the CPI, indexed annually from January 1, 2004.

6) Improvements to the leased land area, such as land preparation, parking pavement and lighting shall be at the expense of Tenant.

7) Real Estate taxes for improvements and the land shall be responsible of Landlord.

8) Insurance and maintenance regarding the land and / or parking area shall be the responsibility of Landlord. This includes snow removal and salting any parking area that the tenant adds to the land.

9) Landlord agrees to pay for the monthly electrical cost of any parking area lighting installed. The parking area lighting is to be on a light sensor(s).

10) Prior to Landlord approving the construction or improvement. Tenant must provide plans and specifications or other information which reasonably describes the parking lot addition, lighting and walkway to the Landlord. The Landlord consent shall not be unreasonably withheld and will be done in a timely manner. All cost and expense related thereto shall be paid by Tenant.

11) As described in the Option to Purchase (a separate document) the property (Units 8, 9, 10 and 11), BioForm Medical Inc. will be granted a permanent easement for the “land” upon execution of the Option to Purchase.

Unless inconsistent with these modifications, in all respects the lease dated March 14, 2001 is hereby ratified and confirmed.

Dated at Racine, WI this 11th day of May, 2004

MONJOUR PROPERTIES, LLC		BIOFORM, INC.

By:	/s/ David Eberle	By:	/s/ Gary Mistlin
	David Eberle		Gary Mistlin
CFO

Approved by the Wisconsin Department of Regulation and Licensing
6-1-00 (Optional Use Date)	WB-24 OPTION TO PURCHASE
9-1-00 (Mandatory Use Date)

ATTORNEY DRAFTING THIS OPTION ON 04/30/2004 [DATE] IS AGENT OF (~~SELLER~~) (BUYER) (~~DUAL AGENT~~) STRIKE TWO The Seller, Monjour Properties LLC hereby grants to Buyer BioForm Medical Inc. an option to purchase (Option) the Property known as (Street Address) Units 8, 9, 10, 11, & 11, 4133 Courtney Road in the Town of Raymond , County of Racine , Wisconsin (if this Option is to be recorded, insert legal description at lines 216-224 or attach as an addendum per line 225 on the following terms. DEADLINE FOR GRANT OF OPTION This Option is void unless a copy of the Option which has been signed by or on behalf of all owners is delivered to Buyer on or before 05/11/2004 (Time is of the Essence).

OPTION TERMS An option fee of $30,000.00 will be paid by Buyer within 7 days of the granting of this Option, and shall not be refundable if the Option is not exercised. If the Option is exercised, $0.00 of the option fee shall be a credit against the purchase price at closing. This Option may only be exercised by delivering written notice to Seller no later than midnight 12/31/2007. Buyer may sign and deliver the notice at lines 247-248, or may deliver any other written notice which specifically indicates an intent to exercise this Option. This Option shall be extended until 12/31/2008 upon payment of $12,000.00 in cash or equivalent to Seller on or before 12/31/2006 , as an option extension fee which shall not be refundable if this Option is not exercised. If this Option is exercised, $9,000.00 of the option extension fee shall be a credit against the purchase price at closing. The option fee and option extension fee shall be (paid directly top Seller) (~~held in listing broker’s trust account until~~ N/A ) STRIKE ONE. This Option, or a separate instrument evidencing this Option, (may) (~~may not~~) STRIKE ONE be recorded. CAUTION: FAILURE TO RECORD MAY GIVE PERSONS WITH SUBSEQUENT INTERESTS IN THE PROPERTY PRIORITY OVER THIS OPTION.

TERMS OF PURCHASE If this Option is exercised per the terms of this Option, the following shall be the terms of purchase:

■	PURCHASE PRICE: One Million Three Hundred Twenty Thousand and 00/100 1,320,000 Dollars ($ ) will be paid in cash or equivalent at closing unless otherwise provided below.

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~~ADDITIONAL ITEMS INCLUDED IN PURCHASE PRICE: Seller shall include in the purchase price and transfer, free and clear of encumbrances, all fixtures, as defined at lines 172-175 and as may be on the Property on the date of this Option, unless excluded at lines 28-29, and the following additional items:~~

■	~~ITEMS NOT INCLUDED IN THE PURCHASE PRICE:~~

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CONVEYANCE OF TITLE: Upon payment of the purchase price, Seller shall convey the Property by warranty deed (or other conveyance as provided herein) free and clear of all liens and encumbrances, except: municipal and zoning ordinances and agreements entered under them, recorded easements for the distribution of utility and municipal services, recorded building and use restrictions and covenants, general taxes levied in the year of closing and NONE OTHER (provided none of the foregoing prohibit present use of the Property), which constitutes merchantable title for purposes of this transaction. Seller further agrees to complete and execute the documents necessary to record the conveyance.

PLACE OF CLOSING This transaction is to be closed at the place designated by Buyer’s mortgagee or Landmark Title of Racine within 60 days after the exercise of the Option, unless another date or place is agreed to in writing.

OCCUPANCY Occupancy of the entire Property shall be given to Buyer at time of closing unless otherwise provided in this Option (lines 218-224) or in an addendum per line 225). Occupancy shall be given subject to tenant’s rights, if any. Caution: Consider an agreement which addresses responsibility for clearing the Property of personal property and debris, if applicable.

LEASED PROPERTY If Property is currently leased and lease(s) extend beyond closing, Seller shall assign Seller’s rights under the lease(s) and transfer all security deposits and prepaid rents thereunder to Buyer at closing. The terms of the (written) (~~oral~~) STRIKE ONE lease(s), if any, are attached as Exhibit A

CLOSING PRORATIONS The following items shall be prorated at closing: real estate taxes, rents, private and municipal charges, property owner’s association assessments, condominium fees and none other. Any income, taxes or expenses shall accrue to Seller, and be prorated, through the day prior to closing. Net general real estate taxes shall be prorated based on (the net general real estate taxes for the current year, if known, otherwise on the net general real estate taxes for the preceding year) (                                                                                 ). STRIKE AND COMPLETE AS APPLICABLE.

CAUTION: If proration on the basis of net general real estate taxes is not acceptable (for example, completed/pending reassessment, changing mill rate, lottery credits), insert estimated annual tax or other formula for proration.

ZONING Seller represents that the property is zoned M-2

REPRESENTATIONS REGARDING PROPERTY AND TRANSACTION Seller represents to Buyer that as of the date Seller grants this Option, Seller has no notice or knowledge of conditions affecting the Property or transaction (as defined at lines 63-88) ~~other than those identified in Seller’s property condition report, dated __________, which was received by Buyer prior to Buyer signing this Option COMPLETE DATE OR STRIKE AS APPLICABLE and~~

Seller agrees to notify Buyer of any condition affecting the Property or transaction which is materially inconsistent with the above representations, which arises after this Option is granted, but prior to exercise of this Option. Buyer shall have reasonable access to the Property, upon reasonable notice, from the time this Option is granted until the time for closing for the purposes of inspecting and testing the Property to the extent reasonably necessary to fulfill the inspection and testing provisions of this Option. (See lines 110-124).

A “condition affecting the Property or transaction” is defined as follows:

(a)	planned or commenced public improvements which may result in special assessments or otherwise materially affect the Property or the present use of the Property;

(b)	completed or pending reassessment of the Property for property tax purposes;

(c)	government agency or court order requiring repair, alteration or correction of any existing condition;

(d)	any land division involving the subject Property, for which required state or local approvals had not been obtained;

(e)	any portion of the Property being in a 100 year floodplain, a wetland or a shoreland zoning area under local, state or federal laws:

(f)	conditions constituting a significant health or safety hazard for occupants of Property: Note: Possible LBP Disclosure Requirement;

(g)	underground or aboveground storage tanks on the Property for storage of flammable or combustible liquids including but not limited to gasoline and heating oil which are currently or which were previously located on the Property: Note: Wis. Adm. Code, Chapter Comm 10 contains registration and operation rules for such underground and aboveground storage tanks;

(h)	material violations of environmental laws or other laws or agreements regulating the use of the Property;

(i)	high voltage electric (100 KV or greater) or steel natural gas transmission lines located on but not directly serving the Property;

(j)	any portion of the Property being subject to, or in violation of, a Farmland Preservation Agreement under a County Farmland Preservation Plan or enrolled in, or in violation of, a Forest Crop, Woodland Tax, Managed Forest, Conservation Reserve or comparable program;

(k)	boundary disputes or material violation of fence laws (Wis. Stats. Chapter 90) which require the erection and maintenance of legal fences between adjoining properties where one or both of the properties is used and occupied for farming or grazing purposes;

(l)	wells on the Property required to be abandoned under state regulations (Wis. Adm. Code NR 112.26) but which are not abandoned;

(m)	cisterns or septic tanks on the Property which are currently not servicing the Property;

(n)	subsoil conditions which would significantly increase the cost of building on the property including, but not limited to, subsurface foundations, organic or non-organic fill, dumpsites or containers on Property which contained or currently contain toxic or hazardous materials, high groundwater, soil conditions (e.g. low load bearing capacity) or excessive rocks or rock formations on the Property;

(o)	a lack of legal vehicular access to the Property from public roads;

(p)	prior reimbursement for corrective action costs under the Agricultural Chemical Cleanup Program (Wis. Stats. §94.73.);

(q)	other conditions or occurrences which would reduce the value of the Property to a reasonable person with knowledge of the nature and scope of the condition or occurrence.

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PROPERTY DIMENSIONS AND SURVEYS: Buyer acknowledges that any land dimensions, total square footage/acreage figures, or allocation of acreage information, provided to Buyer by Seller or by a broker, may be approximate because of rounding or other reasons, unless verified by survey or other means. CAUTION: Buyer should verify land dimensions, total square footage/acreage figures or allocation of acreage information if material to Buyer’s decision to purchase.

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PROPERTY DAMAGE BETWEEN EXERCISE OF OPTION AND CLOSING: Seller shall maintain the Property until the earlier of closing or occupancy of Buyer in materially the same condition as of the date Buyer exercises this Option, except for ordinary wear and tear. If, prior to closing, the Property is damaged in an amount of not more than five percent (5%) of the purchase price, Seller shall be obligated to repair the Property and restore it to the same condition that it was on the day this Option is exercised. If the damage is greater than 5% of the purchase price, Seller shall promptly notify Buyer in writing of the damage and this Option may be rescinded by Buyer and all Option fees paid by Buyer shall be immediately returned to Buyer. Should Buyer elect to exercise this Option despite such damage, Seller shall either repair the Property and restore it to the same condition that it was on the date of exercise of this Option, except for ordinary wear and tear or Buyer shall be entitled to the insurance proceeds relating to the damage to the Property, plus a credit towards the purchase price equal to the amount of Seller’s deductible on such policy.

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BUYER DUE DILIGENCE: Prior to exercising this Option Buyer may need to perform certain inspections, investigations, and testing. Buyer is only authorized to do those inspections, investigations and tests which are authorized at lines 196-200 or lines 218-225. In addition to these inspections, investigations and tests, Buyer may need to obtain financing, approvals or other information, including but not limited to building permits, zoning variances. Architectural Control Committee approvals, review of condominium documents, review of business records, estimates for utility hook-up expenses, special assessments, charges for installation of roads or utilities, etc. WARNING: If Buyer contemplates developing Property or a use other than the current use, there are a variety of issues which should be addressed in order to determine the feasibility of development of, or a particular use for, a property. Buyer is solely responsible for all expenses relating to financing, inspections, investigations, testing, approvals, permits, estimates, etc.

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INSPECTIONS: An “inspection” is defined as an observation of the Property which does not include testing of the Property, other than testing for leaking LP gas or natural gas used as a fuel source, which are hereby authorized. Seller agrees to allow Buyer’s inspectors reasonable access to the Property upon reasonable notice for those inspections authorized at lines 197-198. Buyer agrees to promptly restore the Property to its original condition after Buyer’s inspections are completed, unless otherwise agreed in this Option.

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TESTING: Except as otherwise provided, Seller’s authorization for inspections does not authorize Buyer to conduct testing of the Property. A “test” is defined as the taking of samples of material such as soils, water, air or building materials from the Property and the laboratory or other analysis of these materials. Seller agrees to allow Buyer’s testers reasonable access to the Property upon reasonable notice for those tests authorized at lines 199-200. Note: The authorization for testing should specify the areas of the Property to be tested, the purpose of the test (e.g., to determine if environmental contamination is present), any limitations on Buyer’s testing and any other material terms of the authorization. Unless otherwise agreed, Buyer shall return the Property to its original condition following testing. Seller acknowledges that certain inspections or tests may detect environmental pollution which may be required to be reported to the Wisconsin Department of Natural Resources.

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PRE-CLOSING INSPECTION: At a reasonable time, pre-approved by Seller or Seller’s agent, within 3 days before closing, Buyer shall have the right to inspect the Property to determined that there has been no significant change in the condition of the Property, except for changes approved by the Buyer.

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CONDOMINIUM DISCLOSURES: If the Property is a Condominium, Seller agrees to provide Buyer, at Seller’s cost (see Wisconsin Statutes §703.20(2)), complete, current copies of the disclosure materials (organization and operational documents, plans, financial statements, and in the case of a conversion condominium property information) as required by Wisconsin Statutes §703.33 no later than 15 days prior to closing and any amendment to these materials promptly after its adoption (except as limited for small residential condominiums per Wisconsin Statutes §703.365). These materials are available at cost from the condominium association. As provided in Wisconsin Statutes §703.33(4), Buyer may within five business days after receipt of these documents, including any material modification thereto, rescind this Option by written notice mailed or delivered to Seller, the date of mailing or actual delivery being the effective date of notice.

TITLE EVIDENCE

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FORM OF TITLE EVIDENCE: Seller shall give evidence of title in the form of an owner’s policy of title insurance in the amount of the purchase price on a current ALTA form issued by an insurer licensed to write title insurance in Wisconsin. ~~CAUTION: IF TITLE EVIDENCE WILL BE GIVEN BY ABSTRACT, STRIKE TITLE INSURANCE PROVISIONS AND INSERT ABSTRACT PROVISIONS.~~

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PROVISION OF MERCHANTABLE TITLE: Seller shall pay all costs of providing title evidence. For purposes of closing, title evidence shall be acceptable if the commitment for the required title insurance is delivered to Buyer’s attorney or Buyer not less than 3 business days before closing, showing title to the Property as of a date no more than 15 days before delivery of such title evidence to be merchantable., subject only to liens which will be paid out of the proceeds of closing and standard title insurance requirements and exceptions, as appropriate. CAUTION: BUYER SHOULD CONSIDER UPDATING THE EFFECTIVE DATE OF THE TITLE COMMITMENT PRIOR TO CLOSING OR A “GAP ENDORSEMENT” WHICH WOULD INSURE OVER LIENS FILED BETWEEN THE EFFECTIVE DATE OF THE COMMITMENT AND THE DATE THE DEED IS RECORDED.

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TITLE ACCEPTABLE FOR CLOSING: If title is not acceptable for closing, Buyer shall notify Seller in writing of objections to title by the time set for closing. In such event, Seller shall have a reasonable time, but not exceeding 15 days, to remove the objections, and the time for closing shall be extended as necessary for this purpose. In the event that Seller is unable to remove said objections, Buyer shall have 5 days from receipt of notice thereof, to deliver written notice waiving the objections, and the time for closing shall be extended accordingly. If Buyer does not waive the objections, this Option shall be null and void. Providing title evidence acceptable for closing does not extinguish Seller’s obligations to give merchantable title to Buyer.

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SPECIAL ASSESSMENTS: Special assessments, if any, for work actually commenced or levied prior to date this Option is exercised shall be paid by Seller no later than closing. All other special assessments shall be paid by Buyer. CAUTION: Consider a special agreement if area assessments, property owner’s association assessments or other expenses are contemplated. “Other expenses” are one-time charges or ongoing use fees for public improvements (other than those resulting in special assessments) relating to curb, gutter, street, sidewalk, sanitary and storm water and storm sewer (including all sewer mains and hook-up and interceptor charges), parks, street lighting and street trees, and impact fees for other public facilities, as defined in Wis. Stat. §66.55(1)(c) & (f).

DELIVERY/RECEIPT

Unless otherwise stated in this Option, any signed document transmitted by facsimile machine (fax) shall be treated in all manner and respects as an original document and the signature of any Party upon a document transmitted by fax shall be considered an original signature. Personal delivery to, or actual receipt by, any named Buyer or Seller constitutes personal delivery to, or actual receipt by Buyer or Seller. Once received, a notice cannot be withdrawn by the Party delivering the notice without the consent of the Party receiving the notice. A Party may not unilaterally reinstate a contingency after a notice of a contingency waiver has been received by the other Party. The delivery provisions in this Option may be modified when appropriate (e.g., when mail delivery is not desirable (see lines 203-209). Buyer and Seller authorize the agents of Buyer and Seller to distribute copies of the Option to Buyer’s lender, appraisers, title insurance companies and any other settlement service providers for the transaction as defined by the Real Estate Settlement Procedures Act (RESPA).

DATES AND DEADLINES

Deadlines expressed as a number of “days” from an event, such as exercise of this Option, are calculated by excluding the day the event occurred and by counting subsequent calendar days. The deadline expires at midnight on the last day. Deadlines expressed as a specific number of “business days” exclude Saturdays, Sundays, any legal public holiday under Wisconsin or Federal law, and other day designated by the President such that the postal service does not receive registered mail or make regular deliveries on that day. Deadlines expressed as a specific number of “hours” from the occurrence of an event, such as receipt of a notice, are calculated from the exact time of the event, and by counting 24 hours per calendar day. Deadlines expressed as a specific day of the calendar year or as the day of a specific event, such as closing, expire at midnight of that day.

FIXTURES A “fixture” is defined as an item of property which is physically attached to or so closely associated with land or improvements so as to be treated as part of the real estate, including, without limitation, physically attached items not easily removable without damage to the Property, items specifically adapted to the Property, and items customarily treated as fixtures.

ENTIRE CONTRACT This Option, including any amendments to it, contains the entire agreement of the Buyer and Seller regarding the transaction. All prior negotiations and discussions have been merged into this Option. This agreement binds and inures to the benefit of the Parties to this Option and their successors in interest.

DEFAULT Seller and Buyer each have the legal duty to use good faith and due diligence in completing the terms and conditions of the terms of purchase after exercise of this Option. A material failure to perform any obligation under the terms of purchase after exercise of this Option is a default which may subject the defaulting party to liability for damages or other legal remedies.

If Buyer defaults under the terms of purchase after exercise of this Option, Seller may:

(1) sue for specific performance and request the earnest money as partial payment of the purchase price; or

(2) terminate the purchase agreement and have the option to sue for actual damages.

If Seller defaults under the terms of purchase after exercise of this Option, Buyer may:

(1) sue for specific performance; or

(2) terminate the purchase agreement and sue for actual damages.

In addition, the Parties may seek any other remedies available in law or equity.

The Parties understand that the availability of any judicial remedy will depend upon the circumstances of the situation and the discretion of the courts. If either Party defaults, the Parties may renegotiate the terms of purchase or seek nonjudicial dispute resolution instead of the remedies outlined above. By agreeing to binding arbitration, the Parties may lose the right to litigate in a court of law those disputes covered by the arbitration agreement.

RENTAL WEATHERIZATION Unless otherwise agreed Buyer shall be responsible for compliance with Rental Weatherization Standards (Wis. Adm. Code Comm. 67), if applicable.

PROPERTY ADDRESS: Units 8, 9, 10 & 11, 4133 Courtney Road, Town of Raymond

~~AUTHORIZATION FOR INSPECTIONS AND TESTS Buyer is authorized to conduct the following inspections and tests (see lines 110-121)~~

~~INSPECTIONS:~~
~~TESTS:~~

DELIVERY OF DOCUMENTS AND WRITTEN NOTICES Unless otherwise stated in this Option, delivery of documents and written notices to a Party shall be effective only when accomplished by one of the methods specified at lines 203-212.

(1) By depositing the document or written notice postage or fees prepaid in the U.S. Mail or fees prepaid or charged to an account with a commercial delivery service, addressed either to the Party, or to the Party’s recipient for delivery designated at lines 206 OR 208 (if any), for delivery to the Party’s delivery address at lines 207 or 209.

Seller’s recipient for delivery (optional): David L. Eberle

Seller’s delivery address: P.O. Box 246, Franksville, WI 53126

Buyer’s recipient for delivery (optional): Dean Erickson or Charles Patrick

Buyer’s delivery address: 4133 Courtney Road, No. 10, Franksville, WI 53126

(2) By giving the document or written notice personally to the Party or the Party’s recipient for delivery if an individual is designated at lines 206 or 208.

(3) By fax transmission of the document or written notice to the following telephone number:

Buyer: (262) 835-3330	Seller: (262) 835-2660 (Attn: David L. Eberle)

TIME IS OF THE ESSENCE “Time is of the Essence” as to payment of option fees and extension fee and all other dates and deadlines in this Option except: NONE. If “Time is of the Essence” applies to a date or deadline, failure to perform by the exact date or deadline is a breach of contract. If “Time is of the Essence” does not apply to a date or deadline, then performance within a reasonable time of the date or deadline is allowed before a breach occurs.

This Option ~~(is)~~ (is not) STRIKE ONE assignable. This Property ~~(is)~~ (is not) STROKE ONE homestead property ADDITIONAL PROVISIONS 1. The Purchase Price set forth in Lines 22-23 of this Option to Purchase shall be adjusted for increases in the CPI as set forth in Exhibit C attached hereto which is incorporated herein by reference. 2. The Additional Provisions as set forth in Exhibit D attached hereto are incorporated herein by reference.

AGENDA The attached Exhibit B containing the legal description of the property is/~~are~~ made part of this Option IF GRANTED, THIS OPTION CAN CREATE A LEGALLY ENFORCEABLE CONTRACT. BOTH PARTIES SHOULD READ THIS OPTION AND ALL ATTACHMENTS CAREFULLY. BROKERS MAY PROVIDE A GENERAL EXPLANATION OF THE PROVISIONS OF THE OPTION BUT ARE PROHIBITED BY LAW FROM GIVING ADVICE OR OPINIONS CONCERNING YOUR LEGAL RIGHTS UNDER THIS OPTION OR HOW TITLE SHOULD BE TAKEN AT CLOSING IF THE OPTION IS EXERCISED. AN ATTORNEY SHOULD BE CONSULTED IF LEGAL ADVICE IS NEEDED.

This Option was drafted on, 04/30/2004 [date] by [Licensee and firm] Atty. Karl Dovnik, Jr.

☒	/s/ Gary E. Mistlin		5/11/04
	Buyer’s Signature ñ Print Name Here: ➢ Gary Mistlin, CFO, BioForm Medical, Inc.	Social Security No. or FEIN (Optional) ñ	Date ñ

☒
	Buyer’s Signature ñ Print Name Here: ➢	Social Security No. or FEIN (Optional) ñ	Date ñ

SELLER GRANTS THIS OPTION, THE WARRANTIES, REPRESENTATIONS AND COVENANTS MADE IN THIS OPTION SURVIVE CLOSING AND THE CONVEYANCE OF THE PROPERTY. THE UNDERSIGNED HEREBY AGREES TO CONVEY THE ABOVE-MENTIONED PROPERTY ON THE TERMS AND CONDITIONS AS SET FORTH HEREIN AND ACKNOWLEDGES RECEIPT OF A COPY OF THIS OPTION.

☒	/s/ David L. Eberle (Member)		5/11/04
	Seller’s Signature ñ Print Name Here: ➢ David L. Eberle for Monjour Properties LLC	Social Security No. or FEIN (Optional) ñ	Date ñ

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	Seller’s Signature ñ Print Name Here: ➢	Social Security No. or FEIN (Optional) ñ	Date ñ

This Offer was presented to Seller by                                              on                      at                  a.m./p.m.

THIS OPTION IS REJECTED			THIS OFFER IS COUNTERED
	Seller initials ñ	Date ñ	(See attached counter)	Seller initials ñ	Date ñ

NOTICE OF EXERCISE OF OPTION By signing below and delivering this notice (see lines 201-212) Buyer exercises the Option to Purchase.

☒		☒
	Buyer’s Signature ñ Print Name Here: ➢		Buyer’s Signature ñ Print Name Here: ➢

Offer to Purchase

Units 8, 9, 10 and 11

4133 Courtney Road,

Township of Raymond, WI

LIST OF EXHIBITS

Exhibit A – Original lease with two modification to the original lease

Exhibit B – Legal Description of Units 8, 9, 10, and 11.

Exhibit C – CPI calculation

Exhibit D – Miscellaneous requirements

Offer to Purchase

Units 8, 9, 10 and 11

4133 Courtney Road,

Township of Raymond, WI

EXHIBIT C

The Purchase Price of one million three hundred and twenty thousand dollars ($1,320,000) will be adjusted based on the increase of C.P.I. As defined herein, “C.P.I.” means Consumer Price Index. All Cities Average for all Urban Consumers for All Items, published by the Bureau of Labor Statistics of the United States Department of Labor.

The Buyer shall pay to Seller the purchase price ($1,320,000) plus “the percentage increase in C.P.I.” As used herein, “the percentage increase in C.P.I.” shall be determined by dividing C.P.I. measured one month prior to the actual closing date (or the date closest to it for which C.P.I. is available), by the C.P.I. measured on January 1, 2004 (or on the date closest to January 1, 2004 for which the C.P.I. is available) multiplied by the purchase price ($1,320,000).

C.P.I. – one month prior to closing	X $1.320.000 = “the percentage increase in C.P.I.”
C.P.I. – January 1, 2004

Purchase Price = $1,320,000 + “the percentage increase in C.P.I.”

Offer to Purchase

Units 8, 9, 10 and 11

4133 Courtney Road,

Township of Raymond, WI

EXHIBIT D

1. The loading dock area will remain accessible and usable by the purchaser as part of the condo association property.

2. BioForm Medical agrees to pay for equipment to monitor electrical power used by the loading dock area from electrical panel in Unit #8. BioForm Medical also agrees to pay for a light switch for the loading dock lights.

3. BioForm Medical agrees to relocate the smaller unit heater approximately in the center of Unit 8 to the loading dock area at which time it will become the condo association property.

4. BioForm Medical needs to move the sump pump and crock for the loading dock catch basin because of the division wall. BioForm Medical agrees to connect sump pump to the holding tank sewer line. This work will be paid for by BioForm Medical.

5. BioForm Medical agrees to refasten the “cap flashing” lying on Unit 8 roof.

6. Per Second Modification of Lease, paragraph 10a, Seller at seller’s expense to install a division wall to separate unit #8 from community loading dock used by owners/tenants of units 1 through 11 if not already installed.

7. The seller agrees to convert the “Land Lease” or “Option to Lease” to a permanent easement as described in the Third Modification of Lease dated May 19, 2004.

8. Environmental issues

a. The seller acknowledges a previous tenant had a painting booth in Unit #8. The seller is not aware of any environmental issues relating to the painting booth or anything else.

b. The seller is not aware of any hazardous material spills in Units 8 and 9.

December 11, 2006

Monjour Properties

2713 W. Nicolas Rd

PO Box 246

Franksville 53126

Attention: David L. Eberle,

Dear Mr. Eberle,

This letter is to inform you that BioForm Medical is exercising the extension to purchase option per lines 13 through 16 of the “Option to Purchase” agreement signed on May 11, 2004. Attached is a check for $12,000.00 (twelve thousand dollars) per the agreement to extend the option to purchase until December 31, 2008.

Therefore, with this notice, the Option to Purchase agreement dated May 11, 2004 will be effective through December 31, 2008 for Units 8, 9, 20 and 11 of Blackhawk Corporate Center, 4133 Courtney Road, Franksville, Wisconsin.

BioForm Medical

/s/ Derek Bertocci	December 5, 2006
Derek Bertocci	Date
CFO

Accepted by Monjour Properties

/s/ David L. Eberle	December 19, 2006
David L. Eberle	Date

Occupancy Agreement Between

BioForm Medical, Inc. 4133 Courtney Rd. Suite 10 Franksville, WI 53126	and	Badger Components 4133 Courtney Rd. Suite 6 Franksville, WI 53126

This agreement is between Badger Components Inc. and BioForm Medical Inc. BioForm Medical would like Badger Components to move out of property they lease before the end of their lease so that BioForm Medical can move into this space. The property in question is commonly known as 4133 Courtney Road, Unit #6, and Franksville, WI 53126.

The parties agree to the following to accomplish the desire outcome.

1.	BioForm Medical agrees to pay to Badger Components $1,500.00 per month beginning February 1, 2007 through April 30, 2007 for a total of $4,500.00.

2.	BioForm Medical will pay to Zahn Electronic the sum of $ 150.00 per month for six months for a total of $900.00. This money is in consideration of the verbal agreement between Badger Components and Zahn Electronics for shared access and use of a T-1 line owned by Zahn Electronics.

3.	In consideration of payments made by BioForm Medical, Inc to Badger Components and Zahn Electronics, Badger Components agrees to vacate the property identified as 4133 Courtney Road, Suite 6 no later than April 30, 2007.

4.	BioForm Medical agrees to start renting the Unit #6 from the landlord starting May 1, 2007 to eliminate any penalties to Badger Components for vacating the building early. If Badger Component incurred any penalties for leaving early, BioForm Medical will be responsible for those costs.

/s/ Chuck Patrick	2/1/07	/s/ Larry Erdman	2/1/07
Chuck Patrick	Date	Larry Erdman	Date

Dave Zahn Electronics.